Exhibit 14.1

HESPEROS, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

1. Introduction

1.1 The Board of Directors of Hesperos, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules, and regulations;

(d) promote the protection of Company assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to the Code.

1.2 All directors, officers, and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described herein. All directors, officers, and employees shall sign a copy of the Code confirming their review of and compliance with the Code. This Code is not an employment contract. By issuing this Code, the Company has not created any contractual rights. This Code is in addition to other detailed policies that the Company may adopt from time to time. All employees, officers, and directors should read, understand, and comply with any applicable detailed policies.

2. Honest and Ethical Conduct

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer, and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer, or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer, or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director, officer, or their family members are expressly prohibited.

3.3 Where a director, officer, employee, or a family member of a director, officer, or employee directly or indirectly holds a substantial financial or other interest in any business or organization with which the Company has business dealings, such as a customer, other business partner, or competitor, or if a director, officer, or employee or their family could benefit from transactions with the Company, a conflict of interest can exist. A financial interest is improper if a director, officer, or employee’s position, the amount of the investment or the particular company in which a director, officer, or employee invested could influence or appear to influence a director, officer, or employee’s actions on behalf of the Company. A director, officer, or employee’s personal financial interests in these situations are of concern because of a director, officer, or employee’s ability to influence the decisions of the Company, the potential to influence the decisions of the other company, and a director, officer, or employee’s access to confidential information of the Company or the other company.

3.4 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.5.

3.5 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Corporate Secretary. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Corporate Secretary with a written description of the activity and seeking the Corporate Secretary’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Corporate Secretary. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4. Compliance

4.1 Directors, officers, and employees should comply, both in letter and spirit, with all applicable laws, rules, and regulations in the cities, states, and countries in which the Company operates.

4.2 Although not all directors, officers, and employees are expected to know the details of all applicable laws, rules, and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Corporate Secretary or a Company legal advisor.

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4.3 No director, officer, or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer, or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer, or employee to use material nonpublic information regarding the Company or any other company to:

(a) obtain profit for himself or herself; or

(b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5. Disclosure

5.1 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2 Each director, officer, and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer, and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.3 Each director, officer, and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely, and understandable disclosure.

6. Protection of Company Assets. All directors, officers, and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

7. Corporate Opportunities. All directors, officers, and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers, and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information, or position. Directors, officers, and employees may not use Company assets, property, information, or position for personal gain (including gain of friends or family members). In addition, no director, officer, or employee may compete with the Company.

8. Gifts

8.1 All directors, officers, employees, and their respective family members may not offer or give to, or receive any gifts or favors from any customer, competitor, business partner, vendor, government official, or any other party with whom the Company has or seeks to have a business relationship, if:

●	There is any intent, or the appearance of intent, to unduly influence the recipient with the gift;

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●	There is any intent, or the appearance of intent, to be unduly influenced by the gift;
●	The gift violates any law or regulation;
●	The gift creates a conflict of interest between the recipient and his or her company, governmental authority, or other entity he or she represents or with the Company; or
●	The size or value of the gift is excessive in light of the circumstances or business purpose.

8.2 Gifts that would influence or could give the appearance of influencing the recipient’s business decisions or relationship with the Company are prohibited. It is not permitted and may be unlawful to solicit, demand, or accept anything of value with the intent of being influenced or rewarded in connection with Company business or transactions.

8.3 Gifts That Are Always Prohibited.

(a) In no event may a director, officer, or employee give or receive a gift in the form of cash, stocks, bonds, options, or similar items.

(b) Gifts that are illegal under any relevant law or regulation are not to be accepted or given, no matter how small the value.

(c) Any gift that is intended to act as a bribe or “kickback”, or could reasonably be perceived as a bribe or kickback, is always prohibited.

(d) Any gift that is intended to create undue influence or interfere with the recipient’s use of good, impartial business judgment when making decisions is prohibited.

(e) Directors, officers, employees, and members of their families, may not accept gifts if it would influence or could reasonably give the appearance of influencing such director, officer, employee or the Company’s business decisions or treatment of customers, and others seeking to do business with the Company.

8.4 Accepting Gifts

(a) Directors, officers, and employees may generally accept gifts of nominal value if not prohibited by law or the customer’s business practices of which they are aware.

(b) It may be acceptable in some circumstances to allow customers, vendors, or others to pay for expenses like travel or hotels, meals, coffee, or other refreshments, or the cost of a shared taxi ride, if they are: (i) reasonable and customary cost or value, and/or (ii) a business convenience or arise from a business activity or purpose.

8.5 Marketing personnel may provide presentations or educational briefings to customers to demonstrate the capabilities, products, and services of the Company. It is appropriate to pay for or accept reasonable related services, including transportation, food, and lodging. Directors, officers, and employees may accept promotional premiums and discounts offered by airlines, hotels, or restaurants offered in the course of business, if they are based upon membership in bonus programs and are generally available to the public or business travelers.

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8.6 Gifts to Government Officials

(a) It is important to ensure that directors, officers, and employees take no action, or make any gift, that could appear to unduly influence a government official or employee. Practices acceptable or customary in a business setting may be inappropriate or even illegal when dealing with government officials or employees. All branches of the U.S. federal government have strict regulations controlling and limiting acceptance of meals, entertainment, gifts, discounts, or other preferential treatment. For example, covering the cost of meetings, travel, meals, entertainment, or gifts such as a bottle of liquor should be presumed to be prohibited if the recipient or beneficiary is a government official or employee.

(b) As a general rule, directors, officers, and employees may not offer government employees or officials anything that has more than a nominal value.

(c) If directors, officers, and employees deal with or interact with government officials in the course of their duties for the Company, they must be aware of and comply with the relevant laws and regulations governing business dealing and relations with government employees and officials. Contact an appropriate supervisor and legal advisor for guidance before giving or accepting, or even proposing, any type of gift to government officials or employees.

8.7 Referral Fees

(a) At times, especially in sales-related activities, those that employees seek to do business with, or those who have assisted employees in placing business or obtaining contracts, might request a payment. Such payments may take many forms, including cash payments, percentages of sales, or splits of commissions. Whatever form they take, referral fees, and similar payments can be seen as attempts to gain improper influence or even as bribes. The Company will make or allow payments only to individuals with whom it has a formal agreement or contract, and only pursuant to such agreement, and provided that an invoice is received explaining the charges. Employees may not make payments to others outside of normal channels for the Company business-related purposes unless authorized by their supervisor and by a Company legal advisor.

(b) Employees may not accept payments from others for the Company related business activities or services. Employee compensation must be paid through the Company’s compensation systems and in compliance with its compensation policies.

8.8 Reporting Gifts

(a) If offered gifts of more than nominal value in connection with the Company related business activities, or from those with whom the Company has or seeks a business relationship, directors, officers, and employees must report the offer or gift to the Corporate Secetary. This applies even if the gift was not accepted. Retain related communications or documents.

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9. Confidentiality. Directors, officers, and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed. It is also a duty of all directors, officers, and employees to take all practical steps to prevent the improper or inadvertent disclosure of confidential materials or information. Such steps include:

●	Making sure that all confidential papers and files are locked away at night;
●	Limiting the confidential materials removed from the Company premises;
●	Taking care not to discuss confidential information in elevators, hallways, restaurants, or other public places where you may be overheard;
●	Making sure that confidential documents are not left unattended; and
●	Following all established guidelines for data security.

9.1 Although directors, officers, and employees should not disclose the Company’s documents outside the Company, please keep in mind that anything written could become public through disclosure by others or in an investigation or litigation. Inaccurate or incomplete statements can be taken out of context and create embarrassment or liability. Accordingly, treat all statements on the Company’s behalf, including e-mails, as serious business communications which should accurately reflect the facts and compliance with the Company’s policies.

10. Proprietary Information, Trade Secrets, and Intellectual Property. This type of information is Company-owned knowledge or data that may or may not be protected by a registered patent, copyright, trademark, the Uniform Trade Secrets Act or the Economic Espionage Act. This is information, which, if it were to be disclosed to our competitors or the general public, could hurt the Company. The information includes process descriptions, databases, and analysis of data, procedures for a manufacturing process, blue prints, business plans, financial information, customer lists, computer programs, and other intangible assets that consist of human knowledge and ideas. The restrictions on outside use and/or disclosure apply regardless of who developed the information.

11. Environment. The long-range future prosperity of the Company, and indeed of all companies, countries, and people, is dependent on a healthy and rich natural environment. The Company is committed to the responsible protection of the environment and compliance with all applicable laws, rules, and regulations. The Company is further committed to preserving the health and safety of our employees and communities in which we do business.

11.1 The rules and regulations in this area are very complex and violations may result in severe penalties for the Company and its employees. Employees involved with processes that affect the environment, such as processing or storing chemicals, or measuring, recording or reporting discharges, or handling hazardous wastes must comply with all permit requirements, handling and reporting regulations, and ensure that all measurement equipment is calibrated and working properly. Environmental reports and reports for government agencies must be prepared with complete accuracy. No false or misleading statements are permitted.

11.2 All employees are to report all known or suspected violations of environmental law or any possible attempt to conceal such violations to their superiors or someone who is in a position to evaluate the situation and take appropriate action, and the appropriate Company legal advisor.

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11.3 The Company believes that a commitment to positive environmental, social, and governance-related business practices strengthens our company, increases our connection with our shareholders and helps us better serve our customers and the communities in which we operate. We also see in these commitments additional ways of creating value for our shareholders, our employees, our customers and the wider world. As part of our enterprise-wide approach to risk management, the Board of Directors and management monitor long-term risks that may be impacted by environmental, social, and governmental events. Among the ways in which we have demonstrated our commitment to environmental, social, and governance matters are the following:

(a) The Company is committed to providing our parts and services and managing its facilities in an environmentally responsible manner by identifying materials and manufacturing methods that minimize air and water emissions, waste generation, and energy consumption.

(b) We have implemented the Company’s operations to be as environmentally-friendly and efficiently as possible. The Company’s operations includes requirements that:

(i) All the Company’s facilities pass an environmental compliance audit.

(ii) All the Company’s manufacturing facilities maintain environmental compliance.

(iii) All the Company’s manufacturing facilities establish environmental targets for energy conservation, waste minimization, recycling, and emissions.

12. Marketing Practices. Directors, officers, and employees should never misrepresent or make exaggerated or dishonest statements about the Company, its business partners, products or competitors to anyone in order to market our products or services or obtain contracts or customers.

13. Outside Employment.

13.1 It is virtually always a conflict of interest for directors, officers, and employees to serve as an officer, director, employee, partner, agent, or consultant for any company that competes with the Company. Directors, officers, and employees must disclose their relationship with a competitor to their supervisors or the Board of Directors and the department taking care of human resources matters.

13.2 If a directors, officer, or employee wishes to serve in any capacity and/or be compensated by a customer and/or other business partner of the Company, they must disclose the relationship to their supervisor or the Board of Directors and obtain prior written approval by the Corporate Secretary and/or the Board of Directors.

13.3 Employees are expected to devote their full attention to the business interests of the Company. A conflict of interest also can be created when an employee engages in an activity that interferes with his or her job performance or responsibilities. Outside employment, where acceptable to the Company, must not overlap with the scheduled workday of the Company or occur during hours for which employees are paid by the Company or otherwise interfere with job performance.

13.4 Compliance with this policy requires full disclosure of all actual or potential conflicts of interest so that the Company can determine whether a conflict or perceived conflict exists, and if so, what actions should be taken to eliminate or avoid such a conflict of interest.

14. Fair Dealing. Each director, officer, and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer, or employee may take unfair advantage of anyone through manipulation, concealment, abuse, or privileged information, misrepresentation of facts or any other unfair dealing practice.

15. Work Environment. The Company’s success in achieving its goals of building its business and satisfying its customers’ objectives is built in part on the combined power of our people. It is important that each employee’s talents and abilities contribute to our success and the success of our customers. To succeed, employees must strive for excellence in their contribution and personal abilities, and match it with excellence in our products and services. For questions related to this section, please contact the person taking care of human resources matters.

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15.1 Anti-Discrimination/Harassment

(a) All directors, officers, and employees must be able to work in collaboration with people from different cultures, both as fellow employees, business partners, and customers. Directors, officers, and employees are expected to work to build mutual respect for the cultures and values of those with whom they work.

(b) We are committed to respecting human rights. We are an equal opportunity employer and committed to maintaining workplaces free of unlawful discrimination and harassment.

(c) We are committed to advancing diversity and inclusion in the workplace and have implemented measures to ensure accountability.

(d) We cannot have an enjoyable and productive workplace unless we treat each other with respect and trust. Each of us has to help create and maintain a healthy, safe and productive work environment that is free from unlawful discrimination and harassment.

(e) The Company will not tolerate unlawful workplace discrimination or harassment which includes any unwelcomed or unwanted sexual advances, actions, or unwelcomed or critical comments based on an individual’s race, color, religion, sex (including pregnancy), national origin, disability, age, sexual orientation, veteran status, marital status, or based on any class legally protected by applicable federal, state or local laws. Employees who observe, or are subjected to unlawful discrimination or harassment, are responsible for promptly reporting such conduct to for prompt investigation. If uncomfortable reporting these sensitive matters directly to their manager, employees may contact that person’s superior or someone in human resources. The Company pledges that there will be no retaliation against employees for making a good faith report of suspected unlawful discrimination or harassment or for participating in a complaint investigation.

15.2 Health and Safety. The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health policies and regulations.

16. Illegal Drugs and Alcohol.

16.1 Employees are required to report to work in condition to perform their duties, free from the influence of drugs or alcohol. The unlawful manufacture, possession, use, selling, transporting, or buying of any controlled substance or illegal drug while at work or on Company premises or while engaged in Company business off premises is forbidden. Consuming alcohol at work, except when available at Company-sponsored events, is not permitted. Reporting to or attending work or a business activity under the influence of any illegal drug or alcohol, no matter where the substance was taken, is prohibited. The Company may notify legal authorities of any violation of this policy by its employees.

16.2 Failing to immediately report a conviction for any action connected with illegal drugs or controlled substance-related violations to the appropriate supervisor or the person taking care of human resources matters may also subject employees to disciplinary action, including immediate termination of employment.

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17. Employee Privacy.

17.1 The Company respects each employee’s right to privacy and will maintain the confidentiality of all employee records to the maximum extent possible. But it must be understood that the Company has the right to access and inspect all Company property, including desks, files, and computers, as well as communications, electric mail (incoming and outgoing) and voice-mail messages, records, and information created in the course of business. Employees have acknowledged that they understand that all electric communication systems and all information transmitted by, received from, or stored in such systems are the property of the Company. Employees have no right of privacy in connection with the use of this equipment or with the transmission, receipt, or storage of correspondence and information on Company equipment, files, or premises.

17.2 Employees may not use codes, access files, or retrieve stored communications unless for a legitimate business purpose and if used it in a manner consistent with that purpose.

17.3 Personal items, messages or information that are considered private should not be received or stored anywhere in the Company physical or electronic workplace.

17.4 The Company has the right to monitor employee use of its equipment and property at any time at its discretion, such as reading e-mail entered, received, or stored in these systems, and listening to voice-mail messages in the ordinary course of business.

17.5 Information learned about another employee in the course of business, which is not public knowledge, is to be presumed to be confidential. Personal information may not be disclosed except when required by law, and may not be shared within the Company except with people who have a legitimate business need to know.

18. Violence and Threatening Behavior. The Company will not tolerate violence or the threat of violence in the workplace. Any employee threatened with, or subjected to, physical violence by any employee during the course of business must report it immediately to their supervisor and the person taking care of human resources matters. Additionally, any employee threatened by someone outside of the Company, or who learns of threats to other employees or the Company’s buildings or property, should promptly report the threats to his or her supervisor and the appropriate Company legal advisor.

19. Weapons. Weapons may not be carried into, stored on or used in the Company facilities or while conducting the Company business. There will be no exceptions, even when a weapon is within limits allowed by local laws.

20. Personal Conduct. All directors, officers, and employees are expected to conduct themselves in a manner that reflects positively on the Company’s reputation and public image. Each director, officer, and employee helps the Company maintain its excellent reputation by maintaining his or her personal reputation for excellent ethics, legal compliance, fair and honorable treatment of others, and quality in all he or she does. Directors, officers, and employees must follow all of the policies and rules stated in this Code of Ethics and Business Conduct and other Company policies and also conduct personal activities in a manner that does not:

●	Adversely reflect on the Company in the eyes of the public;
●	Create a conflict of interest between personal activities and the interests of the Company; or
●	Interfere with a productive and collaborative work environment.

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21. Participation in Politics. Participation in political activities and campaigns must occur strictly in an individual and private capacity and not on behalf of the Company. Employees may not conduct political activities on behalf of any political campaign on Company property, or use Company property on behalf of a political candidate, program or activity. Employees may not make a political contribution, whether cash, property, or services, on behalf of the Company. Employees may not state or imply that the Company supports or opposes a particular candidate or position. If employees do speak out on any public issues, they may not give the impression that such employee’s view is the view of the Company.

22. Participation in Civic, Religious, and Other Activities. Participation in civic and charitable activities is generally encouraged, provided it does not interfere with work responsibilities or pose a conflict of interest or a perceived conflict of interest. Directors, officers, and employees also must not attempt to impose their personal beliefs on their fellow directors, officers, or employees or upon the Company.

23. Using Company Property and Assets.

23.1 The Company will entrust directors, officers, and employees with use of and access to its property and assets in many forms. Examples include personal computers, office supplies, files and records, data and information, and in some cases its financial assets. Directors, officers, and employees should endeavor to protect the Company’s assets from damage or loss. The Company’s property and assets are to be used only for the legitimate business purposes of the Company and only by authorized directors, officers, and employees.

23.2 Personal use of telephones, and use of computers to search the Internet should be kept to an absolute minimum and should not interfere with use of it for business purposes or interfere with job performance.

23.3 Directors, officers, and employees are responsible for protecting Company property that has been entrusted to them. Directors, officers, and employees are also expected to assist the Company in protecting its assets from loss, theft, or misuse. The Company’s assets include, but are not limited to:

●	Personal computers and peripherals such as printers
●	Telephones
●	Office supplies
●	Internet access
●	Files and records, and other types of written materials
●	Customer lists and customer information
●	Proprietary information including trade secrets
●	Financial assets

23.4 Suspicion of any incidents of theft, fraud, or misuse of Company assets should be reported immediately to the appropriate supervisor, the person taking care of human resources matters and/or a Company legal advisor, as appropriate under the circumstances.

24. Public Criticism of or Allegations Against the Company.

24.1 The Company may face incidents, or public allegations or criticisms that can result in people or entities outside of the Company believing that the Company or its people have done something wrong or harmful. This can cause the Company or its people to suffer:

●	Significant financial harm or loss;
●	Damage to the reputation of, or loss of confidence in, the Company, its products and services, or its senior leadership;

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●	Physical harm or injury; and
●	Impairment of its ability to operate.

24.2 Directors, officers, and employees must promptly report public criticism of or allegations against the Company. Public criticism of or allegations against business ventures, activities, or projects in which the Company is involved should also be reported. Lawsuits and legal actions, and regulatory actions or investigations must also be promptly reported to management and the appropriate legal advisor. It is vital that incidents causing harm or damage for which the Company could be responsible be promptly reported. Prompt response to such situations will increase our ability to manage the crisis, and reduce loss or damage to the Company and its impact on our people. It can also allow us to correct inaccurate perceptions of, or stories about the Company, our products and services, or our people. If the Company, its people, products, services or property are causing or could cause harm or damage of some sort, directors, officers, and employees must promptly report the problem to enable us to minimize the potential harm or damage to the public. Negative allegations or actions against the Company can take many forms, including:

●	Reports of illegal or criminal acts such as misappropriation of corporate funds or violations of laws or regulations;
●	Reports of pollution or environmental damage;
●	Allegations of injury or illness caused by products or raw materials;
●	Reports of site-related incidents like employee accidents, labor disputes, or local groups who believe a plant is causing harm or damages of some sort;
●	Criticism by government officials or regulators;
●	Lawsuits and regulatory or government investigations;
●	News stories alleging the above or critical of the Company; and
●	Press releases or demonstrations by interest groups or organizations.

24.3 Directors, officers, and employees are expected to be alert to incidents or reports of situations where the Company is accused of wrongdoing, illegal, or unethical acts, of causing harm or damage, or other negative reports. Key principles to remember are:

●	Notification to management should occur immediately, regardless of the time of day or whether or not it is a workday.
●	If an employee’s manager cannot be contacted, they are to immediately attempt to contact his or her manager.
●	If an employee cannot locate or contact their manager or his/her manager, they must call a Company legal advisor.
●	Identify yourself, your department or organization, and provide a thorough description of the allegation or incident.

24.4 No retaliatory action will be taken against a director, officer, or employee who makes a good faith report of allegations or criticism against the Company, or of concerns that the Company may be responsible for harm, damages, violations of laws, or unethical conduct.

25. Reporting and Enforcement.

25.1 Reporting and Investigation of Violations

(a) Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee.

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(b) Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor or the Corporate Secretary.

(c) After receiving a report of an alleged prohibited action, the Audit Committee or the Corporate Secretary must promptly take all appropriate actions necessary to investigate.

(d) All directors, officers, and employees are expected to cooperate in any internal investigation of misconduct.

25.2 Enforcement

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c) If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor determines that a violation of this Code has occurred, the supervisor will report such determination to the Corporate Secretary.

(d) Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the Corporate Secretary will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

25.3 Waivers

(a) Any waiver (as defined below) or an implicit waiver (as defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer, or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

(b) A “waiver” means the approval by the Board of Directors of a material departure from a provision of the Code.

(c) An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company.

(d) An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

(e) All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

26. Disciplinary Procedures. As stated earlier, failure to comply with the policies in this Code of Ethics and Business Conduct may result in disciplinary action, up to and including immediate termination of employment. Disciplinary measures apply to all employees at all levels who commit or condone such illegal or unethical conduct, or who do not take prompt measures upon knowing about them.

[Acknowledgement Follows]

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Acknowledgment of Receipt and Review

To be signed and returned to the Corporate Secretary.

I, _______________________, acknowledge that I have received and read a copy of the Hesperos, Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Corporate Secretary if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[NAME]

[PRINTED NAME]

[DATE]